Exhibit 10.19 1 Corporate Way Lansing, MI 48951 February 10, 2021 Ms. Laura Prieskorn 1538 South Waverley Eaton Rapids Michigan 48827 Dear Laura: I am pleased to extend this offer of employment with Jackson National Life Insurance Company ("Jackson" or the "Company"). Below are the details of our offer: 1. You will serve as Chief Executive Officer of Jackson, reporting to the Group Chief Executive, Prudential pie with effect from February 10, 2021. As the Chief Executive Officer of Jackson you will also become a member of the Group Executive Committee until further notice. You may also be appointed to serve as an officer or director of entities affiliated with Jackson 2. Your base salary shall be $800,000 per year payable in bi-weekly instalments subject to normal withholding deductions for taxes, fringe benefits, and similar items. 3. You will be eligible to receive annual bonuses based on company and individual performance. Such bonuses will be sourced from our Jackson senior management bonus pool, which is driven on broad enterprise measures and periodically reviewed and revised with our parent company, Prudential pie. Your at-plan total bonus target will be 625% of your base salary. The bonus above is normally paid in March of the year following the performance year. For example, your 2021bonus is expected to be paid in March 2022. To receive an annual bonus, you must remain actively employed with Jackson in good standing on the date such bonus is paid. 4. For long term incentive compensation you will remain eligible to participate in a Long Term Incentive Plan (LTIP) beginning with the 2021grant year. Awards are discretionary. Your award for the 2021 grant year will have a notional value of $3,200,000 or 400% of base salary. Further information about the LTIP program will be available when awards are granted. In the event this description of the LTIP and your eligibility to participate is inconsistent with the LTIP documents describing the LTIP approved from time to time by the appropriate board and/or committee, the board and/or committee-approved documents exclusively shall govern.

Ms. Laura Prieskorn February 10, 2021 Page 2 1 Corporate Way Lansing, MI 48951 5. In addition to the base salary and incentives above, Jackson offers a competitive benefit package that includes group health insurance, group life insurance in the amount of two times your annual salary, disability income insurance, retirement benefits, paid time off, and a number of other programs. You will be eligible to receive a tuition benefit for your dependent children. This will be provided in line with the US policy in force at the time. Jackson reserves the right to change any of its benefits and incentive plans and programs at any time. 6. During your tenure as a member of the Group Executive Committee you will be provided with pension benefits of 13% of salary. Part of this benefit will be delivered as a mandatory profit sharing contribution to the 401(k) Jackson Defined Contribution Retirement Plan, which is a requirement for all Jackson employees. The profit sharing contribution will be between 4% and 6% of pensionable pay (up to $19,500 for 2021, on a full year basis). The balance will be delivered to you as a monthly pension supplement, subject to the normal deductions. For the purposes of determining your monthly pension supplement payments, it will be assumed that the full 6% profit sharing contribution is received. If the actual profit sharing contribution for the year is less than this, then you will receive a balancing payment in respect of the difference. You will also be eligible to make voluntary contributions to the 401(k) Jackson Defined Contribution Retirement Plan should you so wish. In addition, you will receive a death in service benefit equal to 2 times your basic salary. This may be subject to medical underwriting. 7. You will also remain eligible for compensated personal time off (PTO) above Jackson's standard offering as described in this paragraph based on the higher of i) 30 total PTO days (25 standard plus 5 additional as an officer) and 10 regular holidays. and ii) your allocation determined by your years of service under Jackson's policies. 8. During your tenure as a member of the Group Executive Committee you will be subject to a share ownership guideline of 100% of salary. You are expected to meet this guideline within five years of your date of appointment to the role of the Chief Executive Officer of Jackson. 9. You will be an "at will" employee of the Company, which means you are free to resign or leave employment at any time, and the Company is free to terminate your employment at any time, with or without cause. You will also be required to continue to comply with the Confidentiality of Company Information Agreement that you signed previously. Depending on your role your personal investment trading activities may be limited and/or required to be disclosed to the Company due to certain information to which you will be deemed to have access.

Ms. Laura Prieskorn February 10, 2021 Page 3 1 Corporate Way Lansing, MI 48951 And finally, employment at Jackson is contingent on a negative drug screening and favorable background investigation. Mitchell Williams is coordinating the updated background investigation for the Michigan Regulator, and we will let you know if there is any information which they need to complete this activity.

Ms. Laura Prieskorn February 10, 2021 Page 4 1 Corporate Way Lansing, MI 48951 Laura, we are very excited to work with you at Jackson and look forward to a mutually rewarding working relationship. Please acknowledge your acceptance of this offer by signing, dating and returning a copy to me no later than February 10, 2021. If you have questions about this offer, please do not hesitate to contact me. Sincerely, Mike Wells Group Chief Executive, Prudential plc Enclosure I accept Jackson National Life Insurance Company's offer on the above terms and